Exhibit 99.1

PetroLatina Energy Limited

Consolidated statement of comprehensive income

For the years ended 31 December 2015 and 2014

PetroLatina Energy Limited

Consolidated financial statements

As at and for the two years ended 31 December 2015

Independent Auditor’s Report

Board of Directors

PetroLatina Energy Limited

London, United Kingdom

We have audited the accompanying consolidated financial statements of PetroLatina Energy Limited and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PetroLatina Energy Limited and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO LLP

London, United Kingdom

August 1, 2016

PetroLatina Energy Limited

Consolidated statement of comprehensive income

For the years ended 31 December 2015 and 2014

	Note	2015 US$'000	2014 US$'000
Revenue	4	81,682	82,365
Impairment of oil and gas assets	8, 9	47,651	7,516
Depreciation of property, plant and equipment	8	15,094	15,446
Cost of sales to related party	22	23,105	13,575
Other cost of sales		12,092	11,699
Total cost of sales		97,942	48,236

Gross (loss) / profit		(16,260)	34,129

Administrative expenses		(6,928)	(5,722)

(Loss) / profit from operations	5	(23,188)	28,407
Other income / (expense)		30	(4)
Finance income	6	124	112
Derivative		-	(545)
Other finance expenses		(4,237)	(2,797)
Total finance expense	6	(4,237)	(3,342)

(Loss) / profit before tax		(27,271)	25,171

Taxation	7	(16,977)	(11,194)

(Loss) / profit for the year		(44,248)	13,977

Total (loss)/profit and comprehensive (loss)/income for the year attributable to equity shareholders of the parent		(44,248)	13,977

The notes form part of these consolidated financial statements.

PetroLatina Energy Limited
Consolidated statement of financial position
As at 31 December 2015 and 2014

	Note	2015	2014
		US$'000	US$'000
ASSETS
Non-current assets
Restricted cash	14	3,363	4,705
Property, plant and equipment	8	88,399	136,076
Intangible Exploration and Evaluation Assets	9	13,568	14,349
Deferred tax asset	17	2,578	571
		107,908	155,701
Current assets
Inventories	11	221	674
Trade and other receivables	12	3,483	2,444
Withholding taxes	13	2,887	2,858
Other Assets		128	-
Cash and cash equivalents		21,514	13,935
		28,233	19,911

Total Assets		136,141	175,612

LIABILITIES
Non-current liabilities
Provisions	18	5,924	7,047
Loans and borrowings	16	71,011	58,659
Deferred tax liability	17	8,363	545
		85,298	66,251
Current liabilities
Trade and other payables	15	15,247	28,298
Short term loans and borrowings	16	494	802
Income tax		5,785	6,696

		21,526	35,796
Total Liabilities		106,824	102,047
Total Net Assets		29,317	73,565
EQUITY
Share capital	19	31,733	31,733
Share premium		94,044	94,044
Share option reserve		117	117
Accumulated deficit		(96,577)	(52,329)
Total equity		29,317	73,565

The financial statements were approved by the Board of Directors and authorised for issue on 1 August 2016.

/s/ Juan Carlos Rodriguez

Director

The notes form part of these consolidated financial statements.

PetroLatina Energy Limited

Consolidated statement of cash flows

For the years ended 31 December 2015 and 31 December 2014

	Note	2015	2014
		US$’000	US$’000

(Loss) / profit for the year		(44,248)	13,977

Other (income) / expense		(30)	4
Derivative revaluation	6	-	(902)
Derivative settlement	6	-	1,447
Share-based payments	3	-	156
Depreciation of property, plant and equipment	8	15,094	15,446
Impairment of oil and gas assets	8,9	47,651	7,516
Finance income	6	(124)	(112)
Finance expense	6	3,555	2,797
Decommissioning		1,110	-
Taxation	7	16,977	11,194

Cash flows from operating activities before changes in working capital and provisions		39,985	51,523
Decrease / (increase) in inventories	11	453	(391)
(Increase) / decrease in trade and other receivables	12	(1,196)	10,935
(Decrease) / increase in trade and other payables	15	(13,980)	10,260

Cash generated from continuing operations		25,262	72,327

Income taxes paid		(9,371)	(334)

Net cash inflow from operating activities		15,891	71,993

Investing activities
Finance income	6	124	112
Purchase of property, plant and equipment	8	(6,465)	(58,576)
Payments for oil & gas exploration and development assets	9	(18,555)	(3,274)
Farm Out proceeds	9	6,787	-
Restricted cash	14	262	(1,907)
Sale of other asset		30	(4)

Net cash flows used in investing activities		(17,816)	(63,649)

The notes form part of these consolidated financial statements.

PetroLatina Energy Limited

Consolidated statement of cash flows

For the years ended 31 December 2015 and 31 December 2014

	Note	2015	2014
		US$’000	US$’000

Financing activities
Issue of ordinary share capital	19	-	128
Shares redemption	19	-	(18,000)
Short and long term loans drawn down during the period	16	11,628	19,241
Derivative settlement	6	-	(1,447)
Interest paid	6	(3,204)	(2,797)

Net cash flows from / (used in) financing activities		8,424	(2,875)

Increase in cash and cash equivalents excluding restricted cash		6,499	5,469

Cash and cash equivalents at the start of the year		13,935	8,466
Exchange (losses)/gains on cash and cash equivalents		1,080	-

Cash and cash equivalents at the end of the year		21,514	13,935

The notes form part of these consolidated financial statements.

PetroLatina Energy Limited

Consolidated statement of changes in equity

For the years ended 31 December 2015 and 31 December 2014

	Share capital	Share premium	Share option reserve	Accumulated deficit	Total equity
	US$'000	US$'000	US$'000	US$'000	US$'000

Balance at 1 January 2014	31,606	111,158	2,116	(68,183)	76,697

Total comprehensive income for the year	-	-	-	13,977	13,977
Issue of share capital – Exercise of Warrants	800	5,729	-	-	6,529

Share capital - Buy Back and cancelled	(809)	(5,691)	-	-	(6,500)

Issue of share capital – Exercise of Options - Share-based payment	137	846	(1,999)	1,877	862
Issue of share capital – Redeemable Shares	18,000
Redemption of Redeemable Shares	(18,000)	(18,000)	-	-	(18,000)

Balance as at 31 December 2014	31,733	94,044	117	(52,329)	73,565

Total comprehensive loss for the year	-	-	-	(44,248)	(44,248)

Balance as at 31 December 2015	31,733	94,044	117	(96,577)	29,317

The following describes the nature and purpose of each reserve within owners' equity:

Reserve	Descriptions and purpose
Share capital	Amount subscribed for share capital at nominal value.
Share premium	Amount subscribed for share capital in excess of nominal value.
Share option reserve	Fair value amounts resulting from the issue of share options.
Accumulated deficit	Cumulative net gains and losses recognised in the consolidated statement of comprehensive income.

The notes form part of these consolidated financial statements.

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies

The particular accounting policies adopted are described below. They have all been applied consistently throughout the current year and preceding year.

Nature of Operations

The principle activity of PetroLatina Energy Limited a company incorporated in the United Kingdom, and its subsidiaries (the “Company” or “Group”) is the exploration, development and production of oil and gas assets in Colombia.

Basis of accounting

These consolidated financial statements were prepared for purposes of inclusion in a Form 8-K to be filed with the United States Securities and Exchange Commission, see also Note 25. The financial statements do not constitute statutory accounts within the meaning of section 434 of Companies Act 2006 in the United Kingdom. The Company prepared the statutory financial statements, as permitted by rules and regulations of the Companies Act 2006, financial statements under Generally Accepted Accounting Practice in the United Kingdom (‘UK GAAP’) for each of the two years ended 31 December 2015, which have each been filed with the Registrar of Companies in the United Kingdom.  Those statutory accounts for each of the two years ended 31 December 2015 have been reported on by BDO LLP acting as the Independent Auditors under applicable law and the International Standards on Auditing (UK and Ireland). The Independent Auditors' Reports’ on the Annual Reports and Financial Statements for 2015 and 2014 were unqualified, and did not contain a statement under 498(2) or 498(3) of the Companies Act 2006.

Directors’ responsibilities

The consolidated financial statements of the Group have been prepared by and are the responsibility of the directors of PetroLatina Energy Limited. The directors are responsible for preparing the financial statements in accordance with applicable law and regulations. Company law of England and Wales, the country in which the Company is incorporated requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB). In preparing these financial statements, the directors are required to select suitable accounting policies and then apply them consistently, make judgements and accounting estimates that are reasonable and prudent and prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards, International Accounting Standards and Interpretations (collectively IFRS) as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been prepared on a historical cost basis. The consolidated financial statements are presented in US Dollars (“US$”) and all values are rounded to the nearest thousand ($000), except when otherwise indicated.

The IFRS financial information has been drawn up on the basis of accounting standards, interpretations and amendments effective at the beginning of the accounting period.

8

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Basis of consolidation

The consolidated financial statements incorporate the financial statements of PetroLatina Energy Limited and entities controlled by the Company up to 31 December each year. Control is achieved when the Company has the power over the investee, is exposed, or has rights, to variable return from its involvement with the investee, and has the ability to use its power to affects its returns.

On acquisition, the assets, liabilities and contingent liabilities of a subsidiary are measured at their fair values at the date of acquisition. Any interest of non-controlling shareholders is stated at the non-controlling’s proportion of the fair values of the assets and liabilities recognised. Any excess of the cost of acquisition over the fair values of identifiable net assets is recognised as goodwill. The results of subsidiaries acquired or disposed during the year are included in the consolidated statement of comprehensive income from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by other members of the Group. All intercompany transactions and balances between Group entities are eliminated on consolidation.

Going concern

Whilst the group’s production has increased, despite the low price environment, the Group has maintained a robust cashflow. The Group currently has access to sufficient financial resources to meet its working capital requirements for the following 12 months from the date of approval of these financial statements. At the year end, the Group had cash and cash equivalents of US$ 21.51 million (2014: US$13.94 million). The Group has a US$80 million reserve based lending facility with BNP Paribas. At the year end, US$8 million remained undrawn. Since the year end the Group has drawn down this amount. Please refer to note 25 – Post year end events. The Group has postponed its exploratory contractual commitments for more than 12 months with approval of ANH and therefore its plans for the remainder of 2016 include the drilling of one development well and certain additions of facilities in Acordionero.

The Group is aware of BNP Paribas decision to halt the redevelopment of its reserve-based lending business, and notes that BNP Paribas remains fully committed to service existing reserve-based lending clients, such as the Group, to provide them with solutions that best fit their needs. As of the date of approval of these financial statements, the Group remains fully compliant with its obligations under the senior credit facility with BNP Paribas, including all financial covenant and other tests set out in the Group’s senior debt facility with BNP Paribas. The Group undertakes forward looking forecast of the covenants in order to make an assessment of compliance.

Revenue recognition

Sales revenues relating to the sale of crude oil and gas are recognised when the product is received by the customer and are net of taxes and royalty interests. Revenue is recognized when the revenue can be measured reliably and it is likely that the entity will receive economic benefit.

Production testing revenue and cost

Revenues generated from new oil or gas well test production whilst a development decision is pending from the local Oil & Gas authority are recognised as revenue consistently with crude oil or gas revenues. All costs associated with test production are recognised in cost of sales.

9

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Oil and gas assets

The following policy definitions provide the guidelines for the accounting treatment of Oil and Gas assets including properties, wells, facilities, pipelines and other related oil and gas producing assets during all stages of exploration and production activities.

The Group applies the successful efforts based method of accounting for oil and gas operations.

Under the successful efforts based method of accounting, costs are capitalised if they lead to or represent the development of the oil and gas assets that either have to be appraised or have been appraised as successful. If evaluation of the oil and gas asset leads to the conclusion that the asset is not economic, the costs incurred in acquiring this asset are expensed through the statement of comprehensive income as an impairment charge. Oil and gas assets are capitalised and assessed for economic viability on a field by field basis.

For evaluated properties with economic values exceeding the exploration and development costs incurred after the grant of the license, these related costs, which may include geological and geophysical costs, costs of drilling exploration and development wells, costs of field (defined as an exploration area) production facilities, including commissioning and infrastructure costs, are capitalised. These expenditures are combined into asset groups which have independent cash flows and subsequently are depreciated over the expected economic lives of those asset groups. The expenditure within the asset group with a useful life equal to the producing life of the field is depleted on a unit-of-production basis. The assets formed by capitalisation of these costs are referred to as oil and gas assets.

The costs incurred to evaluate potential assets prior to the grant of Exploration and Production (“E&P”) licenses are expensed.

Once the costs are capitalised as oil and gas assets, the cost is amortized over the life of the asset, over the unit of production basis. The applicable depreciation rate is calculated considering the capital expenditures incurred in developing the reserves, plus the future capex needed to develop the proved undeveloped reserves and the probable reserves, divided into the number of proved reserves plus probable reserves, stated on the most recent reserves report, which should be released at least once a year by an independent petroleum engineering firm.

If the management does not intend to develop the proved and probable undeveloped reserves, these reserves will not be included in the calculation, and nor will the future cost to develop such reserves.

Workovers are capitalised within proven oil and gas assets, provided that these result in an increase in reserves or in a reduction of future costs, otherwise, they are expensed.

Amounts received relating to proceeds from a farm-out are recognised in the statement of financial position by offsetting it against the asset to which it relates. If farm-out proceeds received exceed the net book value of the asset to which it relates, the excess is recognised as other income in the statement of comprehensive income. Farm out fees received are recognised when the Group becomes contractually entitled to the farm-out proceeds.

Intangible oil and gas assets – Exploration and Evaluation (“E&E”)

Intangible oil and gas assets represent costs that have been incurred after the grant of the license where the properties still have to be evaluated and where production of hydrocarbons has yet to commence. Costs related to such unevaluated properties are not amortised until such time as the related property has been appraised and put on production.

Exploration and evaluation assets are regarded as intangible fixed assets until it has been established whether they are associated with commercially producible reserves of hydrocarbons or not. If the efforts associated with the costs of these assets are successful, these assets are reclassified into development and/or producing assets, which are subject to regular impairment reviews on a field-by-field basis.

10

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1.	Accounting policies (continued)

Impairment review

Impairment reviews of E&E assets are carried out on a field-by-field basis. An assessment is made of whether there are any indicators of impairment. If there are indicators of impairment then a full impairment review is carried out.

After a well has been drilled, its future economic performance is evaluated. If the economic value of the well exceeds the drilling cost, the costs of the well are reclassified from E&E to proven oil and gas assets. If the economic value of the well is lower than its cost, impairment is recognised in the statement of comprehensive income before the costs of the well are reclassified from E&E to proven oil and gas assets.

Impairment reviews of proven oil and gas assets are carried out on a field-by-field basis. At each reporting date an impairment review is carried out by comparing the carrying value of the proven oil and gas assets to the higher of the value in use and fair value less costs to sell of the relevant field. If the net book value is higher than the underlying economic value of the asset, as defined by value in use or fair value less costs to sell, then the difference is written off to the statement of comprehensive income as impairment. Expected future cash flows are calculated using production profiles and costs determined on a field-by-field basis by in-house engineers and independent petroleum engineering firms, using appropriate petroleum engineering techniques, and using oil price forecasts, which are developed by the Group for business planning purposes.

Decommissioning

Where a material liability for the removal of production facilities and site restoration at the end of the productive life of a field exists, a provision for decommissioning is recognised. The amount recognised is the present value of estimated future expenditure determined in accordance with local conditions and requirements. The unwinding discount arising on the recognition of the provision is released to the statement of comprehensive income and included within finance expense. An oil and gas asset of an amount equivalent to the provision is also created within the cost of the asset and depreciated on a unit of production basis. Changes in estimates are recognised prospectively, with corresponding adjustments to the provision and the associated fixed asset. Any gain or loss resulting from the utilisation of the provision is recognised in cost of sales as it is incurred.

Joint arrangements

Joint arrangements are arrangements in which the Group shares joint control with one or more parties. Joint control is the contractually agreed sharing of control of an arrangement, and exists only when decisions about the activities that significantly affect the arrangement’s returns require the unanimous consent of the parties sharing control.

Joint arrangements are classified as either joint operations or joint ventures based on the rights and obligations of the parties to the arrangement. In joint operations, the parties have rights to the assets and obligations for the liabilities relating to the arrangement, whereas in joint ventures, the parties have rights to the net assets of the arrangement.

Joint arrangements that are not structured through a separate vehicle are always joint operations. Joint arrangements that are structured through a separate vehicle may be either joint operations or joint ventures depending on the substance of the arrangement. In these cases, consideration is given to the legal form of the separate vehicle, the terms of the contractual arrangement and, when relevant, other facts and circumstances. When the activities of an arrangement are primarily designed for the provision of output to the parties, and the parties are substantially the only source of cash flows contributing to the continuity of the operations of the arrangement, this indicates the parties to the arrangements have rights to the assets and obligations for the liabilities.

The Group accounts for all its joint arrangements as joint operations by recognising the assets, liabilities, and expenses for which it has rights or obligations, including its share of such items held or incurred jointly.

11

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Property, plant and equipment

Property, plant and equipment assets, currently comprising:

-	Fixtures, fittings and equipment (straight line, 3-5 years)
-	Field plant and machinery (straight line, 3-5 years)
-	Proven Oil & Gas assets - unit of production basis over life of assets – based upon P1 and P2 reserves, taking in to account expected future capital expenditure to develop the P2 reserves.

If property, plant and equipment is disposed it is de-recognised from the statement of financial position as at the date of disposal.

Taxation

The tax expense represents the sum of the current tax charge and the movement in deferred tax.

Current tax, including UK corporation and any overseas tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the reporting date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial information and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax assets and liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Wealth Tax

Effective January 1, 2015, the Colombian Congress introduced a new wealth tax that is calculated on a taxable base (net equity) in excess of COP$1 billion ($0.4 million) as at January 1 of the applicable taxation year. The applicable rates for January 1, 2015, 2016, and 2017 are 1.15%, 1.00% and 0.40%, respectively. The expense is calculated every year and is recognised within taxation in the income statement in the year in which the tax is payable. No provision is made for future wealth tax payable.

Maintenance expenditure

Expenditure on major maintenance, refits or repairs is capitalised where it fulfils one of the following:

-	enhances the life or performance of an asset above its originally assessed standard of performance;
-	replaces an asset, or part thereof, which was separately depreciated and which is then written off; or
-	restores the economic benefits of an asset which has been fully depreciated.

All other maintenance expenditures are charged to the statement of comprehensive income as incurred.

12

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Inventories

Inventories are stated at the lower of cost and net realisable value.

Financial instruments

Financial assets

The Group classifies its financial assets within the category discussed below. The Group has not classified any of its financial assets as held to maturity.

The Group’s accounting policy for its loans and receivables is as follows:

Loans and receivables: These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise principally through the provision of goods and services to customers (i.e. trade receivables) but also incorporate other types of contractual monetary assets. They are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortised cost, using the effective interest rate method less provision for impairment.

Impairment provisions are recognised when there is objective evidence (such as significant financial difficulties on the part of the counterparty or default or significant delay in payment) that the Group will be unable to collect all of the amounts due under the terms of the receivable, the amount of such a provision being the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable.

From time to time the Group may elect to renegotiate the terms of trade receivables due from customers with which it has previously had a good trading history. Such renegotiations may lead to changes in the timing of payments rather than changes to the amounts owed and, in consequence, the new expected cash flows would be discounted at the original effective interest rate.

Cash and cash equivalents comprise cash on hand, deposits with a maturity of three months or less and other short-term highly liquid investments that are readily convertible into known amounts of cash. The term deposits are US Dollar denominated Certificates of Deposit with restricted access and varying maturity dates, placed as guarantees for Letters of Credit required for the performance and assurance on oil and gas field contracts.

Financial liabilities

The Group’s accounting policy for each category is as follows:

Held at amortised cost: Trade payables and other short and long-term monetary liabilities are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Bank and other borrowings: These instruments are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statement of financial position. Interest expense in this context includes the amortisation over the life of the instrument of the initial transaction costs and premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding. Upon settlement of borrowings, the liability is derecognised and any difference between the carrying value of the liability at the date of settlement and the fair value of the settlement is recognised as profit or loss.

13

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Derivatives: This category comprises only out-of-the-money derivatives. They are carried in the consolidated statement of financial position at fair value with changes in fair value and settlements recognised in the consolidated statement of comprehensive income within financing. The Group does not hold or issue derivative instruments for speculative purposes, but for hedging purposes. Other than these derivative financial instruments, the Group does not have any liabilities held for trading nor has it designated any other financial liabilities as being at fair value through profit or loss. Once the derivative is settled or cancelled, the derivative is derecognised and any fair value movement is recognised as profit or loss.

Share capital

Financial instruments issued by the Group are treated as equity only to the extent that they do not meet the definition of a financial liability. The Group’s ordinary shares are classed as equity instruments.

Provisions

Provisions for anticipated settlement costs and associated expenses arising from any legal and other disputes are made where a reliable estimate can be made of the probable outcome of the dispute. Where it is not possible to make such an estimate, no provision is made if the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost. In addition, see the accounting policy for decommissioning provisions above.

Share-based payments and warrants

The Group reflects the economic cost of awarding shares and share options to employees and directors by recording an expense in the statement of comprehensive income equal to the fair value of the benefit awarded. The expense is recognised in the statement of comprehensive income over the vesting period of the award.

Fair value is measured by the use of a Black-Scholes model, which takes into account conditions attached to the vesting and exercise of the equity instruments. The expected life used in the model is adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is either charged against the statement of financial position or charged to the consolidated statement of comprehensive income and amortised over the remaining vesting period, the relevant treatment will depend on the nature of the service rendered.

Where an option or a warrant is issued to a third party the directors value the service received at fair value. Where this is not ascertainable the directors will value the service based on the fair value of the instruments issued as described above.

Post-retirement benefits

The Group contributes to a defined contribution scheme. Contributions are charged to the statement of comprehensive income as they become payable.

14

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Foreign currencies

The Group’s consolidated financial statements are presented in US Dollars, which is also the parent company’s functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. On disposal of a foreign operation any foreign exchange gains or losses that are held in reserves in respect of the foreign operation disposed of are reclassified to profit or loss.

Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Exchange gains or losses on translation are included in the statement of comprehensive income.

Leases

Operating leases and the corresponding rental charges are charged to the statement of comprehensive income on a straight-line basis over the life of the lease.

Critical accounting judgments and key sources of estimation uncertainty

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Estimates and assumptions with significant risk to cause a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Oil and gas reserves

Measurements of depreciation, depletion, amortization, impairment and obligations for abandonment costs are determined in part on the estimated reserves of oil and gas of the Group. The commercial reserves are determined by external specialists by using estimates of oil in the place of production or marketing (in place), recovery factors and future oil prices. Future development costs are estimated using assumptions as to the number of wells required to produce the commercial reserves, the cost of these wells and associated production facilities, and other capital costs.

Estimates of reserves of oil and gas are subject to numerous uncertainties inherent in estimating quantities of proved reserves. The accuracy of these estimates is a function of the quality of data, engineering and geological interpretation of that information and technical experience to interpret it. Although the reserves used for the preparation of the accompanying financial statements are those produced from wells and existing facilities and those probable reserves, the results of subsequent drilling, if any, testing and production can cause a downward or upward revision of previous estimates. In addition, the volumes considered commercially recoverable fluctuate with changes in sales prices and operating costs.

Reserve estimates are inherently imprecise. In addition, estimates of reserves associated with new discoveries are less precise than those properties that currently produce oil and gas. Therefore, it is expected that the reserves estimates the Company change as additional information becomes available in the future. Balances within the financial statements that may be significantly impacted by changes in estimates are oil and gas properties, asset retirement obligations and the corresponding amounts of depletion, depreciation and amortization.

15

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Carrying value of Oil and Gas assets

Assets intended for the extraction and exploration of oil and gas are depreciated using the unit of production method based on proven and probable reserves. The calculation of the depreciation rate of the production unit could be affected to the extent that actual production in the future is different from current forecast production based on proven and probable reserves. This usually results from significant changes in any of the factors or assumptions used to estimate reserves. These factors could include: oil price volatility, classification of proven and probable reserves, and unexpected operational aspects.

Recovery of Exploration and Evaluation costs:

The Group capitalizes costs of exploration and evaluation under IFRS 6, until it is able to determine if exploration efforts are successful and if they were successful, check if there are impairment indicators requiring adjustments to asset value before being reclassified to assets under development and production.

Impairment indicators:

The recoverable amounts of cash generating units and individual assets have been determined based on discounted future cash flows. These calculations require the use of estimates and assumptions. It is reasonably possible that the oil price assumption may change, which would impact the estimated life of the field and may require an adjustment of importance in the carrying value of tangible assets. The Company monitors internal and external indicators of impairment related to its development and exploration assets. As a result of the decline in commodity prices, the Group completed an impairment test on its proven oil and gas assets and recognized an impairment of US$39.8 million, and additionally recognized an impairment for its Evaluation and Exploration assets of US$7.9 million. For more details of impairment charges during the year please refer to Note 8 - Property, Plant and Equipment and Note 9 - Intangible Exploration and Evaluation Assets.

Abandonment of fields and other facilities:

According to petroleum and environmental regulations, the Group must recognize the costs for the abandonment of oil extraction facilities, which include cost of plugging and abandoning wells, decommissioning and environmental recovery of the affected areas.

The estimated cost for the abandonment and decommissioning of these facilities are recorded at the currency at the time of the installation of these assets. The estimated obligation for dismantling and abandonment is reviewed annually and adjusted to reflect the best estimate due to technological changes, political, economic, environmental, security and relations with stakeholders issues.

The calculations of these estimates are complex and involve significant judgments by the management, such as internal cost projections, future inflation rates and discount rates. Significant variations in external factors used for the estimate may also significantly impact the financial statements.

Contingencies:

By their nature, contingencies will only be resolved when one or more events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events.

Taxes

The calculation of the income tax provision requires an interpretation of the local rules where the Group companies operate. Significant judgments are required for the determination of estimated income tax and to evaluate the recoverability of tax assets, which are based on estimates of future fiscal performance and ability to generate sufficient results during the periods in which they are deferred taxes deductible. Deferred tax liabilities are recorded according to estimates of the net assets that in the future will not be tax deductible.

To the extent that future cash flows and income differ materially from estimates, the ability of the Group to use the tax losses at the reporting date could be affected. In addition, changes in tax laws could limit the ability of the Group to obtain tax deductions in future years.

16

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

1	Accounting policies (continued)

Adoption of new and amended Accounting Standards

(i)	New standards, amendments and interpretations effective

The International Accounting Standards Board (IASB) issued various amendments and revisions to International Financial Reporting Standards and IFRIC interpretations. The amendments and revisions were applicable but did not result in any material changes to the financial statements of the Group.

(ii)	New standards, amendments and interpretations that are not yet effective

The following new standards, interpretations and amendments, which have not been applied in these financial statements, will or may have an effect on the Company’s future financial statements:

IFRS 9, “Financial instruments” addresses the classification, measurement and recognition of financial assets and financial liabilities and introduces new rules for hedge accounting. The effective date is 1 January 2018. The Group is assessing the impacts on the adoption of IFRS 9 and has not determined the transition method that will be used.

IFRS 15, “Revenue from Contracts with Customers”, replaces IAS 11, “Construction Contracts”, IAS 18, “Revenue” and related interpretations and introduces the principles to be applied by an entity to measure and recognize of revenue. The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The standard permits a modified retrospective approach for the adoption. Under this approach entities will recognize transitional adjustments in retained earnings on the date of initial application ( 1 January 2017), without restating the comparative period. Companies will only need to apply the new rules to contracts that are not completed as of the date of initial application. The effective date is 1 January 2018. The Group is assessing the impacts on the adoption of IFRS 15 and has not determined the transition method that will be used.

IFRS 16, “Leases”: This standard supersedes the existing standard on leasing, IAS 17 – Leases, and related interpretations, and establishes the principles for the recognition, measurement, presentation and disclosure on leasing for both parties to a contract, in other words, clients (lessee) and suppliers (lessor). Lessees are required to recognize a leasing liability reflecting future payments of the leasing and a “right to use an asset” for almost all leases contracts, excepting some short-term leases and contracts of assets of a small amount. For lessors the accounting treatment remains almost unchanged, with the classification of leases in operational or financial leases, and the accounting of these two kinds of lease contracts in different manners. The standard comes into effect on 1 January 2019. A company can choose to apply IFRS 16 before that date but only if it also applies IFRS 15 “Revenue from Contracts with Customers”. The Group is assessing the impacts of the adoption of IFRS 16 and has not defined the transition method that will be used.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group’s financial statements.

17

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

2	Financial instruments - risk management

Analysis of the Group’s financial assets and liabilities is presented below:

Financial Assets
	Loans and receivables
	2015	2014
	US$'000	US$'000

Cash and cash equivalents	21,514	13,935
Restricted cash	3,363	4,705
Loans and receivables	3,389	2,444

	28,266	21,084

Financial liabilities at amortised cost	2015	2014
	US$'000	US$'000

Loans and borrowings – current and non-current	71,505	59,031
Trade and other payables	13,193	27,325

	84,698	86,356

Maturity analysis of financial assets and liabilities (see borrowings note for further disclosure)

Financial Assets
	2015	2014
	US$'000	US$'000

Up to 3 months	24,903	16,228
3 to 6 months	-	4,856
Over 6 months	3,363	-

	28,266	21,084

18

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

2	Financial instruments - risk management (continued)

Financial Liabilities
	2015	2014
	US$'000	US$'000

Up to 3 months	13,193	21,231
3 to 6 months	-	4,136
Over 6 months	71,505	60,989

	84,698	86,356

General objectives, policies and processes

The Board has overall responsibility for the determination of the Group’s risk management objectives and policies and, whilst retaining responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Group’s finance function. The overall objective of the Board is to set policies that seek to reduce risk exposure as far as possible without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group is mainly exposed to credit risk from credit sales. It is Group policy, implemented locally, to assess the credit risk of new customers before entering into contracts. The Group’s review includes external credit ratings, when available. Potential customers that fail to meet the Group’s benchmark credit worthiness may transact with the business on a prepayment only basis. As at December 2015, the Group is reliant on Ecopetrol S.A., Shell Colombia S.A and Trafigura Petroleum Colombia SAS. The Group monitors its trading with its customers and ensures payment is made on a regular basis. Ecopetrol S.A is a part state owned company. Shell Colombia S.A, Trafigura Petroleum Colombia SAS and Trenaco S.A are local commodity trading companies trading crude amongst other products. The Group assesses, at each reporting date, whether there is objective evidence that a financial asset or a group of financial assets is impaired. At December 2015, the balance due from Trenaco S.A. of US$961,389 was impaired and provided for as the balance was considered overdue and unlikely to be recovered.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. The Group reviews the banks and financial institutions it deals with to ensure that standards of credit worthiness are maintained. The Group does not hold deposits with financial institutions rated by at least two rating agencies at less than IBB, F1 by Fitch Ratings Ltd and BAA3 by Moody’s Investor Services Limited in respect of its short-term instruments and ratings of at least A by Fitch Ratings Ltd and A1 by Moody's Investor Services in respect of its long-term instruments. Restricted cash held for Agencia Nacional de Hidrocarburos (“ANH”) contracts are excluded from this.

The Group monitors the utilisation of credit ratings and available credit evaluation information as appropriate and at the reporting date does not envisage any losses from the non-performance of counterparties.

19

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

2	Financial instruments - risk management (continued)

Liquidity risk

Liquidity risk arises from the Group’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The most significant component of liquidity risk affecting the Group is a potential adverse movement in the market price of crude oil.

The Group’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. To achieve this aim, it seeks to maintain cash balances (or agreed facilities) to meet expected requirements for a period of at least 90 days. The Group seeks to reduce liquidity risk by fixing interest rates (and hence cash flows) on its long term borrowings.

The Directors receive rolling 12 month cashflow projections on a monthly basis as well as information regarding cash balances. As soon as funding shortfalls are identified, the Directors take action to identify and subsequently secure the necessary funds from existing or new investors or in the form of short and long term borrowings. Further information on liquidity is included in note 1 (Going Concern and Non-Current Liabilities).

Included within non-current liabilities is an amount of US$71 million (2014: US$59 million) which relates the Group’s credit facility with BNP Paribas. The Company drew an initial tranche of US$60 million and repaid the outstanding balance on the previous facility in full and utilised the balance in projects executed during 2014. The Company drew an additional US$12 million during the year, and post year end has drawn down the remaining US$8 million.

As at 31 December 2015 and 2014 there were no covenant breaches.

Capital management policies

The Group considers its capital to be its ordinary share capital, share premium, other reserves, accumulated deficit and external borrowings. The Board of Directors has established principles for the management of the Group’s capital resources based on a long-term strategy that continually evaluates and monitors the achievement of corporate objectives and the development of the Group’s portfolio of oil and gas assets in Colombia. Specific capital management policies include the following:

▪	Holding sufficient resources to maintain and develop license commitments and to maximize discretionary spending on further developing its oil and gas assets;
▪	The reinvestment of profits into new and existing assets that fit the corporate objectives;
▪	To identify the appropriate mix of debt, equity and partner sharing opportunities in order to maintain and comply with license commitments and further develop its portfolio of oil and gas assets with a view of generating the highest returns to shareholders overall with the most advantageous timing of investment flows;
▪	Retain maximum flexibility to allocate capital resources between exploration and appraisal, and production and development projects based on available funds and the quality of opportunities.

On a regular basis, management receives financial and operational performance reports that enable continuous management of assets, liabilities and liquidity.

Market risk

The most significant component of market risk affecting the Group is the market price of crude oil.

20

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

2	Financial instruments - risk management (continued)

Crude oil price sensitivity analysis

A sensitivity analysis based on a 47% (2014: 45%) price volatility assumption is used internally by management to estimate the potential impact of reasonably viewed possible variations in crude oil market prices, based upon recent trends. As at 31 December 2015, a 47% (2014: 45%) increase in the average sales price obtained during the year would have increased revenues by US$37,648,892 (2014: US$37,064,000) and would have decreased the loss to US$6,598,986 (2014: US$51,041,369). On the other hand, a 47% (2014: 45%) decrease in the average sales price would have reduced revenues by US$37,648,892 (2014: US$37,064,000) and would have increased the loss to US$81,896,770 (2014: US$23,086,631). A corresponding effect on net assets would have also been reflected.

Interest rate risk

The Group is exposed to cashflow interest rate risk from its deposits of cash and cash equivalents with banks. The cash balances maintained by the Group are proactively managed in order to ensure that the maximum level of interest is received for the available funds but without affecting the working capital flexibility the Group requires.

The Group has short and long term loans, which carry fixed and floating interest rates within the terms of the agreements. The Group does not consider itself materially exposed to cashflow interest rate risk from its borrowings. Under the terms of the loan agreement with BNP Paribas, the Group is able to fix the applicable margin by electing the agreed margin rate based on an ABR or Eurodollar loan basis. The agreed margins are 2.75% for an ABR or 3.75% for a Eurodollar loan. By electing the fixed margin, the Company considers that it has minimised the exposure of the Group to cashflow interest rate risk, and further that changes to the Libor rate do not represent a significant risk to the Group. No subsidiary company of the Group is permitted to enter into any borrowing facility or lease agreement without the prior consent of the Board of Directors.

The Group’s exposure to interest rates on financial assets and financial liabilities is detailed below.

Financial liabilities - The Group reviewed the interest rate sensitivity on year-end liabilities balances and determined that a one per cent increase or decrease in the interest rate earned on floating rate payables would not have resulted in a significant increase or decrease in net obligations.

Financial assets - The Group reviewed the interest rate sensitivity on year-end cash and cash equivalents (including restricted cash) balances and determined that a one per cent increase or decrease in the interest rate earned on floating rate deposits would not have resulted in a significant increase or decrease in net income receivable.

Interest rates on financial assets and liabilities

The interest rate profile of the Group’s financial assets and liabilities at 31 December 2015 was as follows:

ASSETS	Financial assets on which floating rate interest is earned	Financial assets on which no interest is earned	Total 2015
Currency	US$'000	US$'000	US$'000

Colombian Pesos	3,363	1,762	5,125
US Dollars	-	23,078	23,078
British Pounds	-	63	63

Total	3,363	24,903	28,266

21

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

2	Financial instruments - risk management (continued)

LIABILITIES	Financial liabilities on which interest is paid	Financial liabilities on which no interest is paid	Total 2015
Currency	US$'000	US$'000	US$'000

Colombian Pesos	-	7,981	7,981
US Dollars	71,505	5,212	76,717

Total	71,505	13,193	84,698

The profile at 31 December 2014 for comparison purposes was as follows:

ASSETS	Financial assets on which floating rate interest is earned	Financial assets on which no interest is earned	Total 2014
Currency	US$'000	US$'000	US$'000

Colombian Pesos	4,705	478	5,183
US Dollars	-	15,856	15,856
British Pounds	-	45	45

Total	4,705	16,379	21,084

LIABILITIES	Financial liabilities on which interest is paid	Financial liabilities on which no interest is paid	Total 2014
Currency	US$'000	US$'000	US$'000

Colombian Pesos	372	20,872	21,244
US Dollars	58,659	6,453	65,112

Total	59,031	27,325	86,356

Cash at bank at floating rates consisted of demand deposits subject to floating rates which earn interest at an average rate of 3.71% (2014: 2.38%).

22

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

2	Financial instruments - risk management (continued)

Foreign exchange risk

Foreign exchange risk arises because the Group has operations located in various parts of the world, which enter into transactions in currencies which are not the same as the functional currency of the Company and its subsidiaries. Although its wider market penetration reduces the Group’s operational risk, the Group’s net assets arising from such overseas operations are exposed to currency risk resulting in gains and losses on retranslation into US Dollars. Only in exceptional circumstances will the Group consider hedging its net investments in overseas operations, as generally it does not consider that the reduction in foreign currency exposure warrants the cash flow risk created from such hedging techniques for this foreign exchange effect. Wherever possible in order to monitor the continuing effectiveness of this policy, the Board, through their approval of capital expenditure budgets and review of the monthly management accounts, considers the effectiveness of the policy on an ongoing basis.

The following table discloses the exchange rates of those currencies utilised by the Group:

Foreign currency units to US$1.00	Colombian Peso	British Pounds Sterling

At 31 December 2015	3,149	0.6755

At 31 December 2014	2,392	0.6437

Currency exposures

The financial assets and liabilities of the Group that are not denominated in US dollars and are therefore exposed to currency fluctuations are shown below. The amounts shown represent the US dollar equivalent of local currency balances.

US dollar equivalent of exposed net monetary assets and liabilities	Colombian Peso US$’000	British Pounds Sterling US$’000	Total US$’000

At 31 December 2015	(4,909)	63	(4,846)

At 31 December 2014	(16,380)	45	(16,335)

Foreign currency sensitivity analysis

The Group is mainly exposed to currency rate fluctuations of the Colombian Peso versus the US$, and measures its foreign currency risk through a sensitivity analysis considering 37.1% favorable and adverse changes in market rates on exposed monetary assets and liabilities denominated in Colombian Pesos. At 31 December 2015, a 37.1% strengthening of the Peso against the Dollar would have resulted in a US$2,896,680 increase/decrease (2014: US$2,097,818 decrease) in the net assets of the Group. A 37.1% weakening of the Peso against the Dollar would have resulted in a 6,320,626 increase/decrease (2014: US$2,564,000 increase) in net assets of the Group. Management meet frequently with the Board of Directors to provide consistent information and data flow to ensure that the achievement of objectives is evaluated and measured.

The above policies and practices are consistent with strategies and objectives employed in prior years and are expected to remain consistent in the extension of future resource allocation objectives.

23

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

3	Staff costs (including directors’ and key management remuneration)

The average number of employees of the Group during the year, including executive directors, was as follows:

	2015 Number	2014 Number
Administration	53	52
Technical	152	144

	205	196

	2015 US$'000	2014 US$'000
Wages and salaries	6,520	8,076
Share based payments	-	156
Other Personnel Charges	254	307
Social Security	307	375
Pensions	489	564

	7,570	9,478

The Company does not administer its own pension scheme; instead it makes payments on behalf of its directors and employees into their own personal pension plans.

The directors believe that the directors (including non-executive directors) represent key management and therefore directors’ fees, benefits and emoluments represent the remuneration of key management personnel.

Compensation for directors consists of:

	2015 US$'000	2014 US$'000

Wages and salaries	672	782
Share based payments	-	156
Pensions	50	56

	722	994

24

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

4	Revenue

	2015 Units (BOE)	2015 US$’000	2014 Units (BOE)	2014 US$’000

Total crude	2,041,152	81,589	1,038,038	81,524
Total gas	3,336	93	29,440	841

Total revenue		81,682		82,365

All revenue in 2015 and 2014 arose in Colombia.

5	Operating (loss) / profit

(Losses) / Profits from operations are stated after charging/(crediting):

	2015 US$'000	2014 US$'000
Depreciation, depletion and amortisation
- Oil and gas assets	13,634	13,802
- Other fixed assets	1,460	1,643
Impairments
- Oil and gas assets	39,775	3,829
- Intangible E&E assets	7,876	3,687
Operating lease rentals
- land and buildings	325	596
Share based payments:	-	156
Foreign exchange loss / (gain)	266	(365)

6	Finance income and expenses

	2015 US$'000	2014 US$'000
Finance income
Interest received on bank deposits	124	112

Total interest income calculated using the effective interest method	124	112

Total finance income	124	112

Finance expense
Interest on financial liabilities	3,202	2,332
Derivative valuation (*)	-	(902)
Derivative hedge cash settlements	-	1,447
Bank commissions	1,035	465

	4,237	3,342

(*) The Derivative valuation in 2014 considers the reversion balance of the financial instrument valuation which the Group had with Wells Fargo bank. The derivative was cancelled in September 2014.

25

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

7	Taxation

	2015 US$'000	2014 US$'000

Current tax	11,165	9,245
Deferred tax (note 17)	5,812	1,949

	16,977	11,194

The major components of tax expense and the reconciliation of the expected tax expense based on the domestic effective tax rate in the UK at 20.25% (2014: 21.5%) and the reported tax expense assessed in the Colombian companies in profit or loss are as follows:

Reconciliation of the total tax charge	2015 US$'000	2014 US$'000

(Loss) / profit before tax for the year	(27,271)	25,171

Taxable (losses) profits	(27,271)	25,171
Expected tax (benefit)/charge based on the standard rate of corporation tax in UK 20.25% (2014: 21.5%)	(5,522)	5,411
Effect of:
Expenses not deductible for tax purposes	7	58
Tax losses carryforward	1,018	1,246
Deferred tax asset not recognized	9,286	3,541

Movement in Deferred Tax Asset (note 17)	(2,578)	2,902
Movement in Deferred Tax Liability (note 17)	8,523	(725)
Movement in temporary differences on local taxes	-	214
Derecognition /(Use of) brought forward taxable losses (note 17)	982	(1,549)
Tax expense from prior periods	522	-
Effect of tax rates differences in foreign jurisdictions (UK 20.25%, Colombia: 25%, plus 9% CREE Tax ,plus 5% surcharge “CREE Tax” (2014: UK: 21.5%, Colombia: 25% plus 9% CREE Tax).	4,739	96
Total tax for the year	16,977	11,194

The Colombian companies prepare their tax provision on the basis of two methods: 1) taxable income or regular income tax (revenue less allowable costs and expenses) with a rate of 25%, CREE tax which rate is 9% and CREE surcharge of 5% (2015) under local tax regulations. 2) Minimum amount of income tax, which is determined based on the presumptive income method. Under this method, presumptive taxable income is measured as 3% of net assets (or tax equity) as of 31 December of the prior tax year as reported by the taxpayer on the corresponding tax return. The income tax rate is then applied to the greater of regular taxable income or presumptive taxable income (exempting certain business activities). Each year, taxpayers must compare the value resulting from the application of the foregoing two systems. The income tax provision for the taxable year will be calculated on the higher value resulting from this comparison.

26

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

7	Taxation (continued)

CREE tax- Colombian Tax Law 1607

In December 2012, the Colombian Congress passed a tax law which reduced the corporate income tax rate applicable to Colombian entities and branches of non-Colombian companies from 33 per cent to 25 per cent beginning 1 January 2013. This rate reduction was effectively offset by a new income tax, known as “CREE Tax”, with a tax rate of 9 per cent applicable from 2013 through 2015, and 8 per cent thereafter. The CREE tax works as an income tax except for certain limitations on the ability to claim costs and expenses. Tax loss carryforwards are not eligible to offset the CREE taxable amount. Lastly, the CREE’s taxable income amount may not be less than three per cent of the taxpayer’s net equity as of 31 December of the preceding taxable year. From 2013, the Company calculated its current tax expense based upon Tax Law 1607.

CREE Surcharge- Colombian Tax Law 1739

On December 23, 2014, the Colombian Congress created the CREE Surcharge by Law 1739, is an absolute rate increase, valid for four years, between 2015 and 2018 which is calculated on the same CREE taxable income exceeding $335,000. The surcharge applicable rates are: 5% for 2015, 6 % in 2016, 8 % for 2017 and 9% for 2018. The surcharge will be discontinued in 2019.

The total unrecognised losses for the Group of approximately US$22 million (2014: US$32 million), will be reviewed in future periods as the likelihood of their utilisation increases.

Wealth tax

Effective 1 January 2015, the Colombian Congress introduced a new wealth tax that is calculated on a taxable base (net equity) in excess of COP$1 billion (US$0.4 million) as at 1 January of the applicable taxation year. The applicable rates for 1 January 2015, 2016, and 2017 are 1.15%, 1.00% and 0.40%, respectively. Based on the Colombian companies’ taxable base, the 2015 wealth tax was US$276,050 and recorded as an expense in the statement of income, as and it was paid in two installments in May and September 2015.

27

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

8	Property, plant and equipment

	Fixtures, fittings and equipment	Field, plant and machinery	Proven oil and gas assets	Total
	US$'000	US$'000	US$'000	US$'000
Cost
At 1 January 2014	810	4,816	146,220	151,846
Additions	1,341	6,460	16,790	24,591
Transfers from intangibles	-	-	30,268	30,268
Other transfers	-	4,322	(4,322)	-

At 31 December 2014	2,151	15,598	188,956	206,705
Additions	474	369	1,244	2,087
Decommissioning Provision	-	-	(1,111)	(1,111)
Transfers from Intangibles	-	-	6,216	6,216

At 31 December 2015	2,625	15,967	195,305	213,897

Depreciation, depletion and impairment
At 1 January 2014	514	3,439	47,402	51,355
Charge for year	197	1,446	17,631	19,274

At 31 December 2014	711	4,885	65,033	70,629
Charge for the year	203	1,257	13,634	15,094
Impairment	-	563	39,212	39,775

At 31 December 2015	914	6,705	117,879	125,498

Net book value	1,711	9,262	77,426	88,399
At 31 December 2015

At 31 December 2014	1,440	10,713	123,923	136,076

As a result of the decline in commodity prices, the Group completed an impairment test on its proven oil and gas assets, and the Directors considered and concluded, given that the carrying value exceeded the fair economic value of some of the Oil & Gas assets, in accordance with the Group’s accounting policies it was appropriate to recognize an impairment of US$39.8 million (2014: US$3.8 million) relating to assets in the: (i) Santa Lucia field (US$2.7 million), (ii) Angeles field (US$10.6 million), (iii) Serafin field (US$0.1 million), (iv) Tronos field (US$0.3 million), (v) Colon field (US$10.4 million), (vi) Juglar field (US$9.1 million), (vii) Gaitero field (US$6.2 million), and (viii) Zoe field for (US$0.023) million after taking into account that this well was used to obtain the production of the Chuira 1 Side track project. Based on the impairment analysis performed, and using oil and gas Brent futures estimates confirmed by Ryder Scott, the Group has assumed a gross sales price of between US$41/bbl in 2016, US$51.5/bbl in 2017, increasing to US$110.43/bbl in 2030 (2014: US$55/bbl in 2015, US$75/bbl in 2016, increasing to US$113/bbl in 2029). The Group has estimated costs, on a field by field basis as certified by Ryder Scott in the 2015 report, including transportation costs. The post-tax discount rate used was 10.3% (2014: 13%).

28

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

9	Intangible exploration and evaluation assets

	2015 US$'000	2014 US$'000
Cost and Net book value
At 1 January	14,349	11,075
Additions	20,098	37,229
Impairment of assets (1)	(7,876)	(3,687)
Transfer to oil and gas assets (see note 8)	(6,216)	(30,268)
Farm Out Putumayo-04 (2)	(6,787)	-

Cost and Net book value at 31 December	13,568	14,349

The amounts for intangible E & E assets represent costs incurred on active oil and gas exploration projects.

(1)	In accordance with the oil and gas asset accounting policy set out in note 1, E & E assets are evaluated when circumstances exist that suggest that they are facts and circumstances which may indicate a potential trigger for impairment as well as when E & E assets are reclassified to the development and producing phase. The outcome of ongoing exploration, and therefore whether the carrying value of assets will be recovered, is inherently uncertain. Accordingly the Group must recognize an impairment of US$7.9 million (2014: US$3.69 million): Juglar field of US$1.5 million, Mochuelo-01 well US$4.7 million, Angeles-20 well US$1.5 million and Zoe field US$0.2 million.

As at 31 December 2015, the Group’s unevaluated Oil & Gas assets split into deferred exploration costs on the Putumayo of US$2.6 million, US$2.05 million relating to seismic and geophysical study costs in the Llanos areas, Chuira-02 drilling and completion costs of US$8.1 million, and others minor projects of US$0.5 million. In performing an assessment of the carrying value of the exploration and evaluation assets at the reporting date, the Directors concluded that no further additional impairment existed to the Group's unevaluated Oil & Gas assets at 31 December 2015 was required.

(2)	During the year, the Group entered into a farm-out agreement with Gran Tierra Energy Colombia, under which PetroLatina’s Colombian operating subsidiary continues to retain a 30% legal interest in Putumayo -4. Subject to approval of the ANH to the assignment for this block, Gran Tierra acquired a 70% undivided participating interest in, and became the operator of the block.

See Note 24 for details of capital commitments.

29

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

10	Investments

As at 31 December 2015, the Group comprised the Company and the following directly and indirectly held subsidiaries and interests:

	Proportion of ownership interest at:		Country of incorporation	Shareholder	Principal activity
	2015	2014
PetroLatina (CA) Limited	100%	100%	United Kingdom	Petrolatina Energy Limited	Intermediate Holding Company (“IHC”)
Taghmen Argentina Limited	100%	100%	United Kingdom	Petrolatina Energy Limited	Dormant
Taghmen Colombia S.L.	100%	100%	Spain	PetroLatina (CA) Limited	IHC
Petróleos Del Norte SA (see * and note 21)	100%	100%	Colombia	Taghmen Colombia S.L.	Operating Company Holds 5% of participating interest in La Paloma Block
Rend Lake Corporation	100%	100%	Panama	PetroLatina (CA) Limited	IHC
Rend Lake Sucursal Colombia	100%	100%	Colombian Branch of Rend Lake Corporation	Rend Lake Corporation	95% Shareholder in the PetroCaribe Temporary Union, owner of the La Paloma block
PetroLatina Energy Sucursal Colombia	100%	100%	Colombian Branch of PELE	PELE	85% Shareholder in the Midas Temporary Union, owner of the Midas block
North Riding Inc.	100%	100%	Panama	Petrolatina (CA) Limited	IHC
North Riding Sucursal Colombia	100%	100%	Colombian Branch of North Riding Inc	North Riding Inc	15% Shareholder in the Midas Block

Transporte Del Norte SA (**)	0.04%	4%	Colombia	Petróleos Del Norte SA	Operating Company

*	In June 2006 the Group acquired, and since then has held, a controlling interest of 92.42% of the issued and outstanding share capital of PDN. The remaining 7.58% of the issued and outstanding shares of PDN were held in a trust in Colombia and their release from such trust was subject to the final resolution of pending litigation. The judgment at first and second instance was in favour for PDN. PELE owned 100% at the year-end (2014: 96.09%). Final judgment in the litigation has at year end resulted in the shares held in trust being returned to PDN for cancellation. As a result the share capital under litigation has been diluted to 0% (2014: 3.91%).

**	Post year end, this remaining interest has been sold.

30

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

11	Inventories

	2015	2014
	US$'000	US$'000

Crude oil inventory	221	674

12	Trade and other receivables

	2015	2014
	US$'000	US$'000

Trade and other receivables	3,340	2,253
Prepayments	13	86
Advance Payments to contractors	70	105

	3,483	2,444

As at 31 December 2015, there were receivables considered overdue of US$961,389 which were impaired and fully provided for (2014: US$ Nil). The Board of Directors considered that the carrying values adequately represented the fair value of all other trade and other receivables. The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable, including cash and restricted cash noted below.

13	Withholding taxes

	2015	2014
	US$'000	US$'000

Withholding taxes	807	691
Prepaid income taxes	2,080	2,167

	2,887	2,858

The Colombian group’s subsidiaries are required every year to pay in advance part of its coming year tax income. At 31 December 2015 the Group’s subsidiaries had paid in advance US$2.08 million (2014: US$2.1 million). Three of the Group’s subsidiaries in Colombia are tax payers. The Group intends to offset amounts paid in advance against the amount of tax payable during the year (as set out in note 7).

14	Restricted cash

	2015 US$‘000	2014 US$‘000

Colombian Pesos denominated investments	3,363	4,705

As of 31 December 2015, the Group had US$3.36 million of restricted cash, of which US$2,653,691 related to funds for decommissioning liabilities associated with the Colombian assets according to the terms of the E&P agreements with Ecopetrol and ANH, and US$709,564 related to term deposits to guarantee Phase 1 of Midas contract with ANH. The maturities of the Group’s restricted cash are over 6 months.

31

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

15	Trade and other payables

Current payables

	2015	2014
	US$'000	US$'000

Trade payables	6,457	17,526
Redemption Share payable	109	248
Withheld taxes and social security costs	771	1,106
VAT Taxes	1,283	297
Accruals	6,262	9,420
Other payables	859	131

	15,741	28,728

Trade payables are classified as financial liabilities carried at amortised cost and due within the next three months. The Company sold some of its production to a new customer and as result of the location of that customer incurred additional VAT obligations during the year which historically had not been incurred.

16	Loans and borrowings

The book value and fair value of loans and borrowings are as follows:

	Book 2015	Book 2014
	US$'000	US$'000
Non-current
Helm Bank	-	372
BNP Paribas	71,011	58,659

Total non-current	71,011	59,031

Total non-current loans and borrowings	71,011	59,031

Fair value of the loans and borrowings is $72m and $60.3m in 2015 and 2014, respectively.

32

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

16	Loans and borrowings (continued)

Principal terms and the debt repayment schedule of the Group’s loans and borrowings are as follows as at 31 December 2015 and 2014.

	Currency	Nominal Rate	Year to Maturity

Helm Bank	COP	5.5% + DTF*	On demand
BNP – Senior Secured Debt Facility	USD	3.75% + Libor	2018

* DTF is the rate that banks pay to 90 days fixed term deposits holders, and is issued by the National Republic Bank.

The maturity analysis shows the remaining contractual maturities of the Group’s borrowings, including interest:

2015	Floating rate	Fixed rate	Total
	US$’000	US$’000	US$’000

Expiry within 1 year	3,247	-	3,247
Expiry within 1 and 2 years	3,244	-	3,244
Expiry in more than 2 years but less than 5 years	74,241	-	74,241

	80,732	-	80,732

2014	Floating rate	Fixed rate	Total
	US$’000	US$’000	US$’000

Expiry within 1 year	2,869	372	3,241
Expiry within 1 and 2 years	2,948	-	2,948
Expiry in more than 2 years but less than 5 years	64,530	-	64,530

	70,347	372	70,719

Included within non-current liabilities in 2015 is an amount of US$71 million (2014: US$58.66 million) relating to the loan facility with BNP Paribas (net of US$1.34 million of deferred legal costs incurred in connection with the loan, which have been capitalized over the term of the credit facility, during the year US$0.35 million was amortized to the comprehensive income statement leaving an outstanding balance of US$0.99 million) based on the approved borrowing base of US$80 million, and US$ nil (2014: US$0.4 million) in current liabilities with Helm Bank.

Senior Secured Credit Facility

The Group has a Senior Secured Credit Facility of up to US$200 million with BNP Paribas. The facility is secured over all of the assets of the Group. On 17 October 2014, the borrowing base was established at US$80 million, and an initial US$60 million was drawdown to fully repay the previous credit facility with Wells Fargo and to fund certain projects defined in the drilling and operational program.

On 29 April 2015 the Group decided to request an additional drawdown of US$12 million from the US$20 million available under the credit facility with BNP Paribas for the purposes of supporting the development plan and allow the Group to continue with new projects which the Group defined in its strategic plan to further develop its undeveloped reserves into new proved producing reserves.

33

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

16	Loans and borrowings (continued)

At the year end, the Group has US$8 million undrawn commitment to be used as needed, and incurs and recognises a commitment fee rate of 2% over this amount. Since the year end, the Group has drawn down this remaining undrawn US$8 million.

The Senior Secured Credit Facility consists of the following terms:

•	The agreement established an initial 4 year term with no capital repayments before the maturity date. Interest is paid on a quarterly basis.
•	An interest rate payable of 3.75% + (1 month, 2 month, or 3 months US LIBOR, as elected by the Group.
•	The Group must accomplish certain covenants related to: current ratio (not lower than 1:1); Debt to EBITDA ratio (not higher than 3.5:1); Interest Coverage ratio (not lower than 2.5:1).

17	Deferred tax asset (“DTA”) and liability (“DTL”)

Deferred tax asset

The Group recognised deferred tax assets for the amount of income taxes recoverable in future periods in respect of deductible temporary differences related to accruals and other provisions.

The Group has approximately US$22 million (2014: US$24 million), of tax losses carried forward. These losses relate to its Colombian subsidiaries that have a history of losses, do not expire, and may not be used to offset taxable income elsewhere in the Group. The subsidiaries neither have any taxable temporary difference nor any tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognise deferred tax assets on the tax losses carried forward.

Deferred tax movement is as follows:

	2015	2014
	US$'000	US$'000
At 1 January	571	3,884
Recognition of deferred asset arising from recoverable tax losses carried forward	-	982
Reversed or use of brought forward taxable losses	(982)	(3,884)
Recognition of deferred asset of deductible temporary differences	2,578	-
Deferred tax liability expected to be released concurrently with DTL	411	(411)

At 31 December	2,578	571

The total unrecognised losses for the Group of approximately US$22 million (2014: US$24 million), will be reviewed in future periods as the likelihood of their usage increases.

34

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

17	Deferred tax asset (“DTA”) and liability (“DTL”) (continued)

Deferred tax liability

The deferred tax liability is calculated for the income taxes payable in future periods in respect of taxable temporary differences originated in the variations of the exchange rate of tax base of the non monetary assets which are determined in a different currency and the differences in carrying value of property plant and equipment and intangible assets. The deferred tax is calculated at 40% which is the prevailing tax rate from 2016. The movement on the deferred tax account is as shown below:

	2015	2014
	US$'000	US$'000
At 1 January	545	1,681
Statement of comprehensive income	7,407	(725)
Deferred tax liability expected to be released concurrently with DTA	411	(411)

At 31 December	8,363	545

18	Provisions

Plug and Abandonment provision US$'000

At 1 January 2014	6,457

Provided during the year	1,587
Unused amounts and reversed during the year	(997)

At 31 December 2014 and at 1 January 2015	7,047

Provided during the year	773
Unused amounts and reversed during the year	(362)
Reduction in provision during the period	(1,534)

Balance at 31 December 2015	5,924

In common with other oil companies with operations in Colombia, the Group acknowledges its environmental and decommissioning obligations. Therefore, where a material liability for site restoration exists after a well has been drilled, the Group recognises a provision for plugging and abandonment.

The amount recognised is the present value of estimated future expenditure determined in accordance with local conditions and requirements.

35

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

19	Share capital

	2015	2015	2015	2014	2014	2014
	Ordinary	Deferred	Deferred B	Ordinary	Deferred	Deferred B
	Number	Number	Number	Number	Number	Number
	'000	'000	'000	'000	'000	'000
Authorised
Ordinary shares of US$0.10 each	224,446	-	-	224,446	-	-
Deferred Shares of £0.0011 (US$0.0021) each	-	-	-	-	-	-
Deferred B Shares of US$0.10 each	-	-	-	-	-	-

	US$'000	US$'000	US$'000	US$'000	US$'000	US$'000
Aggregate nominal value
Ordinary shares of US$0.10 each	22,444	-	-	22,444	-	-
Deferred Shares of £0.0011 (US$0.0021) each	-	-	-	-	-	-
Deferred B Shares of US$0.10 each	-	-	-	-	-	-

36

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

19	Share capital (continued)

	2015	2015	2015	2014	2014	2014
	Ordinary	Deferred	Deferred B	Ordinary	Deferred	Deferred B
	Number	Number	Number	Number	Number	Number
	‘000	‘000	‘000	‘000	‘000	‘000
Issued – allotted, called up and fully paid
Ordinary shares of US$0.10 each	140,318	-	-	140,318	-	-
Deferred Shares of £0.0011 (US$0.0021) each	-	-	-	-	-	-
Deferred B Shares of US$0.10 each	-	-	-	-	-	-

	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Aggregate nominal value
Ordinary Shares of US$0.10 each	14,032	-	-	14,032	-	-
Deferred Shares of £0.0011 (US$0.0021) each	-	-	-	-	-	-
Deferred B Shares of US$0.10 each	-	-	-	-	-	-

The issued share capital is reconciled as follows

	Number	Number	Number	Number	Number	Number
	‘000	‘000	‘000	‘000	‘000	‘000

Balance at beginning of year	140,318	-	-	139,040	47,773	175,554
Ordinary Shares of US$0.10 each issued	-	-	-	9,370	-	-
Ordinary Shares of US$0.10 each bought back	-	-	-	(8,092)	-	-
Deferred Shares of £0.0011 each cancelled	-	-	-	-	(47,773)	-
Deferred Shares of (US$0.0021) each cancelled	-	-	-	-	-	(175,554)

Balance at end of year	140,318	-	-	140,318	-	-

37

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

19	Share capital (continued)

No shares were issued during the year ended 31 December 2015.

Details of the significant movements in share capital during the year ended 31 December 2014 are set out below:

Year ended 31 December 2014
Description	Date of issue	Shareholder	Issue price per share $	Number of ordinary shares issued

Exercise of Warrants	September 2014	Macquarie	0.10	8,000,000
Exercise of Share Options	September 2014	Director	0.10	250,000
Exercise of Share Options	October 2014	Directors	0.10	1,120,000

Total shares issued during year ended 31 December 2014				9,370,000

The Ordinary Shares of US$0.10 each carry one vote per share. They entitle the holder to share equally in a distribution of the profits or assets of the Company by dividend with all other holders of Ordinary Shares, in proportion to the holders’ aggregate holding of all Ordinary Shares.

During the year ending 31 December 2014, the Company sought and obtained shareholder approval, through separate class meetings, from the Deferred Shareholder and the Deferred B Shareholders to cancel all issued and outstanding Deferred Shares and Deferred B Shares respectively. Such shares were cancelled through a reduction in share capital and share premium.

The Deferred B Shares were fully paid deferred ordinary shares of US$0.10 each. They had no practical economic value as they were non-voting and carried no rights, including no rights to receive notices, vote at general meetings, and participate in dividends or a return of capital on the liquidation of the Company.

The Deferred Shares were fully paid deferred ordinary shares of £0.0011 (US$0.0021) each. The Deferred Shares were issued prior to reincorporation as a public limited company in 2004 and had no practical economic value as they are non-voting and carried no rights, including no rights to receive notices, vote at general meetings, participate in dividends or a return of capital on the liquidation of the Company.

In addition, the Company sought shareholder approval from all shareholders, excluding Tribeca Oil and Gas Inc., (“TOGI”) and Tribeca Oil and Gas Financing Inc., (“TOGF”) to complete the previously agreed buy-back certain shares in the Company held TOGI. The Company completed the buy-back of 8,092,660 shares from TOGI through the advanced loan of US$6.5 million previously made to TOGI and the shares were cancelled.

The Company also created a new class of redeemable shares, which following approval from shareholders were issued, allotted and redeemed from all shareholders on a 1 redeemable share for each 1 ordinary share held basis. The redeemable shares were redeemed at the rate of US$0.128 per redemption share.

There was no movement in the ordinary share capital during year ending 31 December 2015.

38

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

19	Share capital (continued)

Detail of ordinary share capital movements during year ending 31 December 2014

Description	Date of issue	Shareholder	Issue price per share $	Amount of Share capital US$'000

Buy Back	December 2014	TOGI	0.10	809
Warrants Exercised	September 2014	Macquarie B.	0.10	(800)
Exercise of Share Options	September 2014	Director	0.10	(25)
Exercise of Share Options	October 2014	Directors	0.10	(112)

Total capital movements during year ended 31 December 2014				128

Redemption of redeemable shares

The Company created in 2014 a new class of redeemable share, which the Company bonused to shareholders on a 1 redeemable share for each ordinary share held. The redeemable shares were issued, allotted and redeemed for a cash payment of US$0.128 per redeemable share held. In total an amount of US$18 million was distributed to shareholders through the redemption of redeemable shares.

20	Share based payments

Share options

At 31 December 2015, the Group had options over 900,000 ordinary shares (2014: 900,000 ordinary shares) of US$0.10 each outstanding. The options were awarded to certain directors and employees under the terms of an existing unapproved share option plan. The options which were awarded to directors are recognized in the parent company accounts, and those awarded to employees have being recognized in the subsidiary company where their salaries are accrued and paid. The options vest over a two year period from the date of grant and once vested are immediately exercisable, in whole or in part, up to the fifth anniversary of the date of grant, at an exercise price of 44.5 pence per share (2014: 44.5 pence).

	2015		2014
	Weighted		Weighted
	average		average
	Exercise price	2015	Exercise price	2014
	(pence)	Number	(pence)	Number

Outstanding at 1 January	44.5	900,000	44.5	2,270,000
Granted during the year	44.5	-	44.5	900,000
Forfeited during the year	-	-	-	-
Exercised during the year	44.5	-	44.5	(1,370,000)
Lapsed during the year	44.5	-	44.5	(900,000)

Outstanding at 31 December	44.5	900,000	44.5	900,000

39

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

20	Share based payments (continued)

900,000 options remain outstanding at 31 December 2015 (2014: 900,000 ordinary shares), with an exercise price of £0.445 (2014: £0.445) per option, and with an exercise period ending on 31 December 2016. For accounting purposes the fair value of these options were recognized into the comprehensive income and were calculated through a Black-Scholes calculation. The weighted average share price (at the date of exercise) of options exercised during the year was £0.445 per share.

The options noted above are held by certain members of the board and executive management team were granted options and warrants in October 2009. Two directors, Luc Gerard and Ciro Mendez hold 600,000 and 250,000 warrants that are exercisable into 600,000 and 250,000 shares respectively. These options expire on 31 December 2016, and have an exercise price of £0.445 per share. Under the terms of option instrument, the options are freely transferable. Post the year end, Luc Gerard and Ciro Mendez, who are associated with Tribeca Oil and Gas Inc ("TOGI”), the Company’s largest shareholder, assigned their options to TOGI, and as a result TOGI now holds 850,000 warrants exercisable into 850,000 shares at an exercise price of £0.445 per warrant until 31 December 2016. On a fully diluted basis, TOGI will hold 50.23% of the fully diluted share capital of the Company.

Warrants

As at 31 December 2015, no share warrants have been granted and are outstanding in respect of the ordinary shares.

As at 1 January 2014 60,000 share warrants were outstanding. During the year ending 31 December 2014, these 60,000 share warrants lapsed. In addition during the year ended 31 December 2014 8,000,000 share warrants were issued and exercised, resulting in 8,000,000 new ordinary shares being issued. The fairvalue of these warrants was expensed in previous periods.

21	Contingent liabilities and litigation

PDN

The Group’s results incorporate 100% of the activities of PDN. In June 2006 the Group acquired, and since then has held, a controlling interest of 92.42% of the issued and outstanding share capital of PDN. The remaining 7.58% of the issued and outstanding shares of PDN were held in a trust in Colombia and their release from such trust was subject to the final resolution of pending litigation. The judgment at first and second instance was in favour for PDN. PELE owned 100% at the year-end (2014: 96.09%). Final judgment in the litigation has at year end resulted in the shares held in trust being returned to PDN for cancellation. As a result the share capital under litigation has been diluted to 0% (2014: 3.91%). As a result the share capital under litigation has been diluted to 0% (2014: 3.91%).

PDN damages claim: “Bellavista case”

Administrative proceedings seeking direct reparation. PDN brought an action against the Ministry of Defense in December 2004. PDN seeks indemnification for damages suffered as a result of a terrorist attack perpetrated by the FARC guerrillas in December 2002, which totally destroyed the ´Bellavista´ pumping station. PDN argues that the attack was supposed to be directed at the Government in place, but affected PDN’s private property. PDN argues that the Army was not protecting the station at the time of the attack having ceased to do so in 1999, despite the difficult public order situation in the area. PDN demands payment of actual damages and losses in excess of US$7 million. Current status: PDN filed an appeal against the first judgement and currently is awaiting the final ruling of the Administrative State Court.

40

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

21	Contingent liabilities and litigation (continued)

Arbitration: “Source”

Source South American One S de RL (“Source”) entered into a Farm-In Agreement for the La Paloma and Midas E&P Contracts (the “Source Farm-In Agreement”) on 29 August 2013. Adverse unforeseen regulatory developments and changes resulted in the basis of the Source Farm-In Agreement being undermined. Source believe that despite such adverse changes, it is still able to pursue good faith discussions with Petróleos Del Norte SA (“PDN”) to enable Source to progress the project and address the unforeseen changes. PDN holds the alternative view in that the adverse changes have materially undermined the value and basis of the Source Farm-in Agreement, to the extent that the basis of the agreement is now not deliverable. At this point, Source believes that all disagreements among the parties are irreconcilable and accordingly Source has indicated that it intends to initiate an arbitration proceeding pursuant to clause 22.1 of the Source Farm-In Agreement. Source is seeking redress for all its investments and expenditures to date under the Source Farm-In Agreement equivalent to US$12,000,000. The Group has not provided for this amount, as following legal advice, the Group consider that the claim, after review of the information available at this juncture, is not probable. However the Group has disclosed the claim as the Group considers that there is a possible claim.

22	Related party transactions

Details of key management personnel’s remuneration is given in note 3.

Transportes del Norte S.A. (“TDN”), a company controlled by Juan Carlos Rodriguez, a director and substantial shareholder in PELE, provides transportation services to the Company. During the year US$23,014,973 (2014: US$13,575,246) was incurred for services provided by TDN. At the year end, a total of US$nil (2014: US$1,228,112) was due and outstanding to TDN. All transactions were on an arm’s length basis.

In the year ending 31 December 2014, the Company sought shareholder approval from all shareholders, excluding Tribeca Oil and Gas Inc, (“TOGI”) and Tribeca Oil and Gas Financing Inc, (“TOGF”) to complete the previously agreed buy-back certain shares in the Company held TOGI. The Company completed the buy-back of 8,092,660 shares from TOGI through the advanced loan of US$6.5 million previously made to TOGI. No transactions were undertaken during 2015.

23	Commitments under operating leases

As at 31 December 2015, the Group has commitments under non-cancellable operating leases as set out below:

	Land and Buildings
	2015 US$’000	2014 US$’000
Operating leases commitments due:

Less than one year	194	175
In two to five years	-	140

Total	194	315

41

PetroLatina Energy Limited

Notes forming part of the financial statements for the years ended 31 December 2015 and 31 December 2014

24	Capital Commitments

As at 31 December 2015, the Group had net commitments of US$ nil for the next 12 months. The Group has commitments commencing in 2017, over the following 3 years of approximately US$80.2 million to drill 6 exploratory wells, one in each of the following fields: Paloma, Midas, LLa-53, LLa-70, LLa-1, Put-25, and to shoot 4 seismic programs in Llanos and Putumayo fields.

25	Post Reporting date Events

On 27 January 2016, the Company increased is borrowing under the BNP loan facility by drawing an additional US$8 million increasing total borrowings to US$80 million.

On March 2016 TDN, changed its name to Petro Trade and Logistics S.A. - PTL S.A, On 30 March 2016, the Group sold its remaining shareholding of 0.04% in TDN.

The Chuira-2ST well finished drilling on 28 December 2015, reaching a total depth of 9,365 ft (MD), and finding a 255 ft net pay on open natural fractures in the La Luna formation. This geological unit was completed with a pre-perforated liner and started an initial test on 6 January 2016. The initial test resulted in an average intermittent production of 35 bopd of 21° API on natural flow. A cleaning and stimulation job was carried out later with a coiled tubing unit in order to remove possible solids obstructions and dissolve natural carbonates and organics, improving the productivity; the final results has shown an average stabilized production in natural flow of 47 bopd of 22.4° API and the cumulative production as at 31 March 2016 is 3,169 barrels of oil.

On June 30, 2016, Gran Tierra Energy International Holdings Ltd., a wholly-owned indirect subsidiary of Gran Tierra, a company incorporated in Nevada and listed on NYSE MKT, entered into a share purchase agreement (the “Acquisition Agreement”) with Tribeca Oil & Gas Inc., Macquarie Bank Limited and Rorick Ventures Group Inc., as vendors (the “Vendors”), and Petrolatina Energy Limited (“PetroLatina”) providing for the acquisition of PetroLatina for cash consideration of $525 million (the “Acquisition”). Funding for the Acquisition will consist of an initial payment of $500 million at closing, subject to closing adjustments, and a deferred payment of $25 million to be paid prior to December 31, 2016. Subsequent to the signing of the Acquisition Agreement, Gran Tierra delivered $5 million to Macquarie Bank Limited, which funds are to be held in escrow and applied to the initial payment at closing (the “Escrow Funds”).

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